CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
                                 AND LIMITATIONS

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                            GLOBAL TECHNOLOGIES, LTD.

                                   ----------

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                                   ----------

     Global Technologies Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on February ___, 2000 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby designates a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "Preferred Stock"), as its Series C Convertible Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Rights, Preferences and Limitations to be signed by its duly authorized officers on this ___ day of February, 2000.

                                    GLOBAL TECHNOLOGIES, LTD.


                                    By: /s/ S. Lance Silver
                                       -----------------------------------------
                                       Name: S. Lance Silver
                                       Title: Vice President and General Counsel

                                     ANNEX A

     Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as its 5% Series C Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 1,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")). Each share of Preferred Stock shall have a par value of $.01 and a stated value equal to the sum of $10,000 plus all accrued dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "STATED VALUE").

     Section 2. DIVIDENDS.

     (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 5% per annum, payable on each December 31, March 31, June 30 and September 30 for so long as such share shall be outstanding, commencing March 31, 2000 (each such quarterly date is referred to herein as a "DIVIDEND PAYMENT DATE"), in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Dividend Payment Date for so long as shares of Preferred Stock are outstanding (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 8) following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

     (b) Notwithstanding anything to the contrary contained herein, the Company must pay dividends in cash if:

          (i) the number of shares of Common Stock (as defined in Section 8) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value to permit conversion in full of all outstanding Stated Value;

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
          (ii) after the Dividend Effectiveness Date (as defined in Section 8), Underlying Shares (as defined in Section 8) (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement (as defined in Section 8) and (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act (as defined in Section 8), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the applicable Holder and such transfer agent (if the Company is permitted and elects to pay dividends in shares of Common Stock under this clause (ii) prior to the Dividend Effectiveness Date and thereafter an Underlying Shares Registration Statement shall be declared effective by the Commission (as defined in Section 8), the Company shall, within three Trading Days after the date of such declaration of effectiveness, exchange such Underlying Shares for shares of Common Stock that are free of restrictive legends of any kind);

          (iii) the Common Stock is not then listed or quoted on the Nasdaq National Market ("NASDAQ"), or on the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market (each, a "SUBSEQUENT MARKET"); or

          (iv) the accretion of such dividends to the Stated Value and subsequent conversions of all then outstanding Stated Value would result in a violation of Section 5(a)(iii) or the rules of the Nasdaq Stock Market or any other rules and regulations governing any Subsequent Market on which the Common Stock is then listed or quoted for trading.

     (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder and except for the three-for-two stock split effected by way of a dividend of one share for each two shares outstanding to become effective as of February 29, 2000 (the "Stock Dividend")) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock. Notwithstanding the foregoing, on January 1, 2000, the Company exercised a call option to repurchase 387,610 shares of Common Stock owned by certain shareholders pursuant to an agreement with such shareholders (the "Common Stock Redemption"). This repurchase is scheduled to close on February 28, 2000. A portion of the proceeds from the sale of the securities will be used to satisfy the Company's obligation pursuant to such repurchase.

     Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend

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
this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly-owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     Section 5. CONVERSION.

     (a)(i) CONVERSIONS AT OPTION OF HOLDER. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii)), at the Conversion Ratio (as defined in Section 8), at the option of the Holder at any time and from time to time from and after the later to occur of (x) the Original Issue Date and (y) March 5, 2000. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as EXHIBIT A (a "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice
(including by facsimile) (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that a Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

          (ii) AUTOMATIC CONVERSION. Subject to the provisions of this paragraph and Section 5(a)(iii)(C), all outstanding shares of Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the third anniversary of the Original Issue Date at the then applicable Conversion Price (as defined herein). The conversion contemplated by this paragraph shall not occur at such time as (a)(1) an Underlying Shares Registration Statement is not then effective or (2) the Holder is not permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel acceptable to the Holder and the transfer agent for the Common Stock; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Company shall have defaulted in any material respect on its covenants and obligations hereunder or under the Purchase Agreement or Registration Rights Agreement (each as defined in Section 8). Notwithstanding the foregoing, the three-year period for conversion under this Section shall be extended (on a day-for-day basis) for any Trading Days after the Effective Date (as defined in the Purchase Agreement) that a Holder is unable to resell Underlying Shares under an Underlying Shares Registration Statement due to (a) the Common Stock not being listed or quoted for trading on the NASDAQ or any Subsequent Market, (b) the failure of such Underlying Shares Registration
Statement to be declared effective, or if so declared, to remain effective during the Effectiveness Period (as defined in the Registration Rights Agreement) as to all Underlying Shares, or (c) the suspension of the Holder's right to resell Underlying Shares thereunder. The provisions of Sections 5(a)(iii)(A) and (B) shall not apply to any automatic conversion pursuant to this Section 5(a)(ii). The provisions of Section 5(a)(iii)(C) shall apply to any automatic conversion pursuant to this Section 5(a)(ii).

          (iii) CERTAIN CONVERSION RESTRICTIONS.

               (A) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 8) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in
Section 5(b) and, at the option of the Holder, either retain shares of Preferred

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
Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

               (B) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in
Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

               (C) If the Common Stock is then listed for trading on the NASDAQ or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue in excess of an aggregate of 1,439,730 shares of Common Stock (on or after February 29, 2000, the effective date of the Stock Dividend, such number shall increase to 2,159,595) upon (i) any and all conversions of Preferred Stock and (ii) exercise of Redemption Warrants (as defined in Section 8) at a price which is less than the closing sales price of the Common Stock on the Trading Day immediately preceding the Original Issue Date (such number of shares, the "ISSUABLE MAXIMUM"). The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the closing of transactions set forth in the Purchase Agreement. Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the number of shares of Preferred Stock issued and sold to such Holder on the Original Issue Date by (y) the number of shares of Preferred Stock issued and sold by the

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Company on the Original Issue Date. If any Holder shall no longer hold shares of
Preferred Stock or Redemption Warrants, if any, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date (A) the shares of Common Stock are listed for trading on the NASDAQ or the Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of shares of Preferred Stock and exercise of the Redemption Warrants, if any, at a price which is less than the closing sales price of the Common Stock on the Trading Day immediately preceding the Original Issue Date, would exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders (the "SHAREHOLDER APPROVAL"), if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "EXCESS STATED VALUE"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after such request, or (2) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 8) for the Excess Stated Value. If the
converting   Holder  shall  have  elected  the  first  option  pursuant  to  the immediately preceding sentence and the Company shall have failed to obtain the Shareholder Approval on or prior to the 75th day after such request, then within three (3) days of such 75th day, the Company shall pay cash to the converting Holder an amount equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Company fails to pay the Mandatory Redemption Amount in full pursuant to this Section within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the end of such seven-day period until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

     (b)(i) Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, (B) one or more certificates representing the number of shares of Preferred Stock not converted and (C) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). Notwithstanding the foregoing or anything to the contrary

                                       7
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contained  herein,  the Company  shall not be  obligated  to issue  certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one Trading Day after certificates evidencing such shares of Preferred Stock are delivered for conversion to the Company, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

          (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

          (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "BUY-IN"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under
Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause
(A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice

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indicating  the  amounts  payable  to the  Holder in  respect  of the Buy-In and provide reasonable evidence thereof (which shall consist solely of the records evidencing the establishment of the position at issue) which shall be reasonably satisfactory to the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity
including,   without  limitation,   a  decree  of  specific  performance  and/or
injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

     (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "CONVERSION PRICE") shall be determined, subject to the provisions of this Section, as follows: Initially, the Conversion Price shall equal 120% of the average of the Per Share Market Values for the five Trading Days starting on and including March 1, 2000 (the "FIXED CONVERSION PRICE"). On the ninth month anniversary of the Original Issue Date and on each subsequent third month anniversary thereof (the ninth month anniversary of the Original Issue Date and each third month anniversary thereof, being measured as the actual date of such anniversary and not the expiration of the month in which such date occurred, collectively, a "RESET DATE"), the Conversion Price shall be the lesser of the Fixed Conversion Price and the lowest Reset Conversion Price (as defined below) calculated hereunder. A "RESET CONVERSION PRICE" shall be determined on each Reset Date and shall equal the average of the four (4) lowest trading prices of the Common Stock during the twenty consecutive Trading Days immediately preceding the applicable Reset Date, PROVIDED, that such twenty Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by the NASDAQ or a Subsequent Market on which the Common Stock is then listed, or (B) after the date declared effective by the Commission, the Underlying Shares Registration Statement is not effective, or (C) after the date declared effective by the Commission, the Prospectus included in the Underlying Shares Registration Statement may not be used by the Holder for the resale of Underlying Shares.

          (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding anything herein to the contrary: (A) if the Stock Dividend shall become effective on or prior to March 1, 2000 then the Fixed Conversion Price shall not be adjusted pursuant to this Section and (B) if the Stock Dividend shall become effective subsequent to March 1, 2000 then the Fixed Conversion Price shall be adjusted pursuant to this Section.

          (iii) If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("COMMON STOCK EQUIVALENTS"), entitling any Person to acquire shares of Common Stock at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, PROVIDED, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such Common Stock Equivalents shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised. The foregoing shall not apply to any transaction involving (i) issuances of securities as consideration in a merger, consolidation or acquisition of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or as consideration for the acquisition of a business, product or license by the Company, (ii) the issuance of securities pursuant to an underwritten public offering, (iii) the issuance of securities upon the exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or (iv) the grant of additional options or warrants, or the issuance of additional securities, under any duly authorized Company stock option or restricted stock plan for the benefit of the Company's employees or directors.

          (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors, in its sole discretion, in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (vi) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii) or (iv) the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (vii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (viii) In case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) exercise its rights to declare a Triggering Event (as defined in Section 7) pursuant to
Section 7.

          (ix) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than the Stock Dividend), (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common
Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

     (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

     (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

     (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

     (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

     (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania 19103 or to facsimile number (215) 972-8183, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. OPTIONAL REDEMPTION.

     (a) Subject to the provisions of this Section 6, from and after the Original Issue Date, the Company shall have the right, upon thirty Trading Days' notice (an "OPTIONAL REDEMPTION NOTICE" and the date such Optional Redemption Notice is received by a Holder, an "OPTIONAL REDEMPTION DATE") to the Holders, to redeem all or any portion of the shares of Preferred Stock which have not previously been redeemed or for which Conversion Notices shall not have been delivered, for a price equal to the Optional Redemption Price (as defined below). Notwithstanding anything herein to the contrary, together with the delivery of the Optional Redemption Notice, the Company shall also deliver the Redemption Warrants to the Holders of shares of Preferred Stock to be redeemed and the Optional Redemption Notice shall only be valid if delivered together with the Redemption Warrants. The Company may only deliver an Optional Redemption Notice if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding and the Company's exercise obligations pursuant to the Redemption Warrants and other common stock purchase warrants issued to the Holders on the Original Issue Date, (ii) the Underlying Shares then outstanding are registered for resale pursuant to an effective Underlying Shares Registration Statement pursuant to which the Holders are permitted to utilize to sell Underlying Shares or the Underlying Shares may be resold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, and (iii) the Common Stock is listed for trading on the NASDAQ or on a Subsequent Market. Each of clauses (i)
- (iii) of the immediately preceding sentence must be true during the entire thirty Trading Days between the date of delivery of an Optional Redemption Notice and Redemption Warrants and the date of payment of the Optional Redemption Price. A Holder may, subject to Section 5(a)(i) hereof, convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Preferred Stock subject to an Optional Redemption Notice delivered for conversion on or prior to the 30th Trading Day following an Optional Redemption Date.

     (b) Failure by the Company to pay the entire Optional Redemption Price by the 30th Trading Day following an Optional Redemption Date shall, at the option of the Holders subject thereto, result in the invalidation AB INITIO of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Preferred Stock. In such event, the Company shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request therefor, return to the Holder all of the shares of Preferred Stock for which such Optional Redemption Price has not been paid in full (the "UNPAID REDEMPTION SHARES") or (ii) convert of all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

     (c)(i) Except if the provisions of Section 6(c)(ii) apply, the "OPTIONAL REDEMPTION PRICE" applicable for such Optional Redemption Date shall equal the sum of (i) the greater of (A) the product of the Optional Redemption Rate (as defined in Section 8) and the aggregate of the Stated Value of the shares of Preferred Stock to be redeemed and (B) the product of (x) the aggregate number of Shares to be redeemed and (y) the product of (1) the average of the Per Share Market Values for the five Trading Days preceding the Optional Redemption Date, and (2) the Conversion Ratio calculated on the Optional Redemption Date, and
(ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

          (ii) If the Per Share Market Value for each of the twenty Trading Days preceding an Optional Redemption Date is equal to or greater than the Threshold Price (as defined in Section 8), then the "OPTIONAL REDEMPTION PRICE " applicable for such Optional Redemption Date shall equal the sum of (i) the product of (A) the product of (x) the number of shares of Preferred Stock to be redeemed and (y) the Conversion Ratio calculated on the Optional Redemption Date and (B) the Threshold Price, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

     Section 7. REDEMPTION UPON TRIGGERING EVENTS.

     (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "REDEMPTION PRICE"). The Redemption Price shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

     A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          (i) the failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

          (ii) if, during the Effectiveness Period, the effectiveness of the Underlying Shares Registration Statement lapses for any reason for more than an aggregate of ten consecutive Trading Days, or the Holder shall not be permitted to resell Registrable Securities under the Underlying Shares Registration Statement for more than ten consecutive Trading Days;

          (iii) the failure of the Common Stock to be listed for trading on the NASDAQ or on a Subsequent Market or the suspension of the Common Stock from trading on the NASDAQ or on a Subsequent Market, in either case, for more than three consecutive Trading Days;

          (iv) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

          (v) the Company shall be a party to any Change of Control Transaction, or shall redeem more than 5% of the outstanding Common Stock or other Junior Securities (other than redemptions of Underlying Shares and the Common Stock Redemption);

          (vi) an Event (as defined in the Registration Rights Agreement) shall not have been cured to the satisfaction of the Holders prior to the expiration of 60 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by
Section 7(a)(i));

          (vii) the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within seven days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within seven Business Days of the date due;

          (viii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; or

          (ix) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents (as defined in Section 8), and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within ten Business Days after the date on which written notice of such failure or breach shall have been given.


Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

     "COMMISSION" means the Securities and Exchange Commission.

     "COMMON STOCK" means the Company's Class A common stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value (or Excess Stated Value, as the case may be) and the denominator of which is the Conversion Price at such time.

     "DIVIDEND EFFECTIVENESS DATE" means the earlier to occur of (x) the Effectiveness Date (as defined in the Registration Rights Agreement) and (y) the date that an Underlying Shares Registration Statement is declared effective by the Commission.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

     "MANDATORY REDEMPTION AMOUNT" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value (or Excess Stated Value, as the case may be) and (B) the product of (a) the lesser of (I) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (II) the Threshold Price and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

     "OPTIONAL REDEMPTION RATE" means (i) for the period from the Original Issue Date until and including the 90th day following the Original Issue Date, 105%,
(ii) for the period from the 91st day following the Original Issue Date until and including the 180th day following the Original Issue Date, 110%, (iii) for the period from the 181st day following the Original Issue Date until and including the 270th day following the Original Issue Date, 115%, and (iv) on and after the 271st day following the Original Issue Date, 120%.

     "ORIGINAL ISSUE DATE " shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of Common Stock on such date on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

     "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "REDEMPTION WARRANTS" shall mean common stock purchase warrants issuable by the Company together with an Optional Redemption Notice to the Holder of Preferred Stock to be redeemed to purchase a number of shares of Common Stock equal to 5% of the quotient obtained by dividing (x) the Stated Value of the Preferred Stock to be redeemed pursuant to an Optional Redemption Notice by (y) the average of the Per Share Market Values for the five Trading Days starting on and including March 1, 2000. If the Per Share Market Value for each of the twenty (20) Trading Days preceding an Optional Redemption Date is equal to or greater than the Threshold Price, then the Redemption Warrants issuable in connection with an Optional Redemption Notice shall entitle the Holder to acquire an additional 100,000 shares of Common Stock in addition to the number of shares of Common Stock set forth in the immediately preceding sentence. Such warrants shall be substantially in the form attached as EXHIBIT D to the Purchase Agreement and shall entitle the holders thereof to purchase shares of Common Stock at any time during the five year period following the Original Issue Date at an exercise price per share equal to the Fixed Conversion Price.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "THRESHOLD PRICE" means 150% of the Fixed Conversion Price.

     "TRADING DAY" means (a) a day on which the Common Stock is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "TRANSACTION DOCUMENTS" shall have the meaning set forth in the Purchase Agreement.

     "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

     "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 5% Series A Convertible Preferred Stock indicated below, into shares of Class A common stock, par value $.01 per share (the "COMMON STOCK"), of Global Technologies, Ltd., a Delaware corporation (the "COMPANY"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

     Date to Effect Conversion


     Number of shares of Preferred Stock to be Converted


     Stated Value of shares of Preferred Stock to be Converted


     Number of shares of Common Stock to be Issued


     Applicable Conversion Price


     Signature


     Name


     Address

     Check box, if applicable:

     [ ] The Holder intends to sell the shares of Common Stock issuable hereunder pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

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